Exhibit h.5

Nuveen Investments

333 West Wacker Drive

Chicago, IL 60606

                         , 2010

_______________________

_______________________

Dear Mr.                             :

Reference is made to                                  Fund (the “Fund”). The Fund currently is making an initial public offering of its common shares of beneficial interest (the “Shares”) through several underwriters. Such offering is referred to herein as the “Offering.” You are acting as lead manager and representative (the “Representative”) of the underwriters of the Offering, and we are participating as a manager and underwriter of the Offering.

We are requesting that we be able to offer certain broker-dealers the opportunity to participate as selling dealers in the Offering. This letter is to confirm our agreement with you as to the terms and conditions on which we may transact business (collectively, the “Nuveen Selected Dealers” and, individually, a “Nuveen Selected Dealer”):

a. Each Nuveen Selected Dealer to whom we offer to sell, or sell, Shares shall have entered into a master selected dealer agreement (“Selected Dealer Agreement”) with Nuveen, the form of which is attached hereto as Exhibit A;

b. Before offering to sell, or selling, Shares to a Nuveen Selected Dealer, Nuveen will carry out such independent investigations as it deems necessary to determine that such dealer satisfies the criteria set forth in Section 6 of the Selected Dealer Agreement;

c. We will act under and enforce each Selected Dealer Agreement only with your consent (which shall not be unreasonably withheld) or upon your instruction;

d. We shall not allow any Nuveen Selected Dealer purchasing Shares in an Offering a selling concession that is in an amount in excess of the maximum selling concession set by you for selected dealers for the Offering; and

e. We agree upon instruction from you, subject to the other terms of the Offering, to pay for and purchase all Shares that we reserve in the Offering, whether such Shares are reserved by us for our own account or for the account of one or more Nuveen Selected Dealers, and we agree to make all purchases of Shares in accordance with Master Agreement among Underwriters between the Representatives and Nuveen and the underwriting agreement for the Offering of such Shares.

If the foregoing correctly sets forth our understanding regarding the matters described herein, please so indicate by signing a copy of this letter where indicated below and returning a signed copy of this letter to us. For your convenience, a duplicate copy of this letter has been included.

NUVEEN INVESTMENTS

By:
Name: Kevin J. McCarthy Title: Vice President

Acknowledged and agreed to as of this      day of                      2010 on behalf of themselves and, in respect of the Offering, the other underwriters of the Offering.

By:

By
Name:
Title: